UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) of the

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

ETF Opportunities Trust

Address of Principal Business Office

(No. & Street, City, State, Zip Code):

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Telephone Number (including Area Code):

(804) 267-7400

Name and address of agent for service of process:

Karen Shupe

Commonwealth Fund Services, Inc.

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

Copies to:

John H. Lively, Esq.

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

(913) 660-0778

___________________________________

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☐ No

☒ Yes

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Richmond and State of Virginia as of the 24th day of April, 2019.

ETF Opportunities Trust

By:	/s/ Karen Shupe
Karen Shupe Initial Trustee

Attest:	/s/ Holly Giangiulio
Printed Name:	Holly Giangiulio